Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tyco International plc of our reports dated November 13, 2014, relating to the consolidated financial statements and financial statement schedule of Tyco International Ltd. and subsidiaries, and the effectiveness of Tyco International Ltd. and subsidiaries’ internal control over financial reporting, appearing in Tyco International Ltd.’s Annual Report on Form 10-K for the fiscal year ended September 26, 2014.

/s/ Deloitte & Touche LLP

New York, New York

November 17, 2014